Exhibit 3.1

FRESH VINE WINE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO THE

NEVADA REVISED STATUTES

The undersigned, Michael Pruitt, does hereby certify that:

1.                He is the Chief Executive Officer of Fresh Vine Wine, Inc., a Nevada corporation (the “Corporation”).

2.                The Corporation is authorized to issue 25,000,000 shares of preferred stock.

3.                The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorize the issuance of up to 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation in one or more series, the shares of each series to have such voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in resolutions adopted by the Board of Directors providing for the issue thereof.

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock, entitled “Series D Convertible Preferred Stock,” and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock entitled “Series D Convertible Preferred Stock,” and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as set forth below:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value of shares of Preferred Stock at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” means $0.80.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Share Cap” shall have the meaning set forth in Section 5(e)(i).

“Excess Conversion Shares” shall have the meaning set forth in Section 5(e)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Holder” shall have the meaning given such term in Section 2.

“Individual Holder Share Cap” shall have the meaning set forth in Section 5(e)(ii).

“Individual Excess Conversion Shares” shall have the meaning set forth in Section 5(e)(ii).

“Junior Securities” means the Common Stock and any other class or series of capital stock of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock liquidation preference.

“Market Price” means the closing sale price of the Common Stock on the Trading Market on the applicable date.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Parity Securities” means any class or series of capital stock of the Corporation hereinafter created that expressly ranks pari passu with the Preferred Stock in liquidation preference.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Shares” means share of Preferred Stock.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated as of March 7, 2025 by and among the Corporation, Amaze Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (“Merger Sub”), and Amaze Software, Inc., a Delaware corporation (“Amaze”).

“Senior Securities” means the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and any other class or series of capital stock of the Corporation hereinafter created that expressly ranks senior to the Preferred Stock in liquidation preference.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE, NYSE American, Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series D Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 750,000 (which shall not be subject to increase without the written consent of the holders of at least a majority of the outstanding Preferred Shares (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $100.00 (the “Stated Value”).

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Holders of Preferred Stock shall vote as a single class with the holders of the Common Stock (and any other class or series of capital stock of the Corporation that votes as a single class with the holders of the Common Stock) on an “as converted” basis on all matters submitted to a vote of stockholders of the Corporation (taking into account, for the avoidance of doubt, the conversion restrictions in paragraphs 6(e) resulting from the Exchange Share Cap and the Individual Holder Share Cap, if and as applicable); provided, however, that (i) the Preferred Stock is not entitled to vote on any proposal to approve the issuance of Common Stock pursuant to this Certificate of Designation in excess of the Exchange Share Cap or the Individual Holder Share Cap, in each case as required by the NYSE American LLC Company Guide (it being further acknowledged that Conversion Shares outstanding on the record date for such approval, if any, will not be taken into account in tabulating the results of such vote), and (ii) solely for purposes of determining the voting rights of the Holders of Preferred Stock under this Section 4 (and not for purposes of determining the actual Conversion Ratio under Section 6), the Conversion Price with respect to each share of Preferred Stock shall be equal to the most recent closing sale price of the Common Stock as of the date of entering into the Merger Agreement pursuant to which such share of Preferred Stock was initially issued by the Company. As long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of at least a majority of the of the then-outstanding shares of the Preferred Stock, (a) alter, amend or repeal this Certificate of Designation, (b) increase the number of authorized shares of Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Section 5. Ranking; Liquidation.

(a)              The Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of any liquidation, dissolution or winding-up of the Corporation (“Liquidation”), rank: (i) junior to the Senior Securities, if any; (ii) pari passu with the Parity Securities; and (iii) senior to the Junior Securities. Upon any Liquidation, after the satisfaction in full of the debts of the Corporation and payment of the liquidation preference to any Senior Securities, the Holders of Preferred Stock shall be entitled to be paid, on a pari passu basis with the payment of any liquidation preference afforded to holders of any Parity Securities, for each share of Preferred Stock held thereby, out of (but only to the extent) the assets of the Corporation are legally available for distribution to its stockholders, an amount equal to the Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Preferred Stock), plus any accrued but unpaid dividends, before any distribution or payment shall be made to the holders of any Junior Securities. If the assets of the Corporation available for distribution to Holders of shares of Preferred Stock shall be insufficient to permit payment in full to such Holders of the sums which such Holders are entitled to receive in such case and of any liquidation preference afforded to holders of any Parity Securities, then all of the assets available for distribution to holders of the Preferred Stock and the Parity Securities shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)             After the Holders of all shares of Preferred Stock shall have been paid in full the amounts to which they are entitled pursuant to Section 5(a), the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Series A Convertible Preferred Stock, holders of shares of Series B Convertible Preferred Stock, Holders of the shares of Preferred Stock and holders of Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Preferred Stock as if they had been fully converted into Common Stock disregarding for such purposes any conversion limitations hereunder) pursuant to the terms of the Series A Certificate of Designations, the Series B Certificate of Designations and this Certificate of Designations, as applicable, each as in effect immediately prior to such Liquidation.

(c)              All the preferential amounts to be paid to the Holders under this Section 5 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation as to which this Section 5 applies.

Section 6. Conversion.

(a)              Conversion at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into the number of shares of Common Stock calculated by dividing the Stated Value by the Conversion Price (the “Conversion Ratio”) (subject to the limitations set forth in Section 6(d) and Section 6(e)). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)             Automatic Conversion on Stockholder Approval. Effective immediately upon the Corporation’s stockholders approving the conversion of the Preferred Stock into shares of Common Stock in accordance with the listing rules of the NYSE American LLC Company Guide (such approvals, collectively the “Stockholder Approval” and such date, the “Automatic Conversion Deadline”), each share of Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (the “Automatic Conversion”). The Corporation shall (i) inform each Holder of the occurrence of the Stockholder Approval and (ii) confirm to each Holder the effective date of the Automatic Conversion, in each case, within one (1) Business Day following such Stockholder Approval. The shares of Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within two (2) Trading Days of the effectiveness of the Automatic Conversion.

(c)              Mechanics of Conversion.

i.                 Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Converting Shares shall be issued in book-entry form. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions..

ii.               Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii.              Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

iv.              [Reserved.]

v.                Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock; provided, however, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.              Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

vii.            Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d)             Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents)]subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation in this Section 6(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

(e)              Compliance with Securities Laws and Principal Market Rules.

i.                 Exchange Share Cap. Notwithstanding anything in this Certificate of Designation to the contrary, if on any Conversion Date, the total number of Conversion Shares issuable upon any conversion of outstanding shares of Preferred Stock, when added to all Conversion Shares previously issued upon prior conversions of Preferred Stock (if any) previously issued under Section 3 hereof, exceeds 19.9% of the Corporation’s issued and outstanding Common Stock as of the date of the Merger Agreement (the “Exchange Share Cap”) (such excess, the “Excess Conversion Shares”), then (i) only shares of Preferred Stock will be converted that results in the issuance of Conversion Shares that does not exceed the Exchange Share Cap (rounded down to the nearest whole share). The limitation in this Section 6(e)(i) will not apply if the Corporation obtains stockholder approval to issue the Excess Conversion Shares as required by the NYSE American LLC Company Guide, provided that such approval is in accordance with NYSE Company Guide Section 713 (or its successor).

ii.               Individual Holder Share Cap. Notwithstanding anything in this Certificate of Designation to the contrary, no Holder shall have the right to acquire Conversion Shares upon conversion of Preferred Stock, and the Corporation shall not be required or permitted to issue Conversion Shares to such Holder, in excess of such Holder’s Individual Holder Share Cap. If on any Conversion Date, the total number of Conversion Shares issuable to a converting Holder would result in such Holder beneficially owning in excess of 19.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of such Conversion Shares (the “Individual Holder Share Cap”) (such excess, the “Individual Excess Conversion Shares”), then only shares of Preferred Stock will be converted that results in the issuance of Conversion Shares that that will not result in such Holder exceeding the applicable Individual Holder Share Cap. The limitation in this Section 6(e)(ii) will not apply if the Corporation obtains stockholder approval to issue the Excess Conversion Shares as required by the NYSE American LLC Company Guide, provided that such approval is in accordance with NYSE Company Guide Section 713 (or its successor). If the conversion limitation contained in this Section 6(e)(ii) applies, the determination of whether and the extent to which such limitation applies to a particular Holder shall be in the discretion of such Holder, and the delivery of a Notice of Conversion shall be deemed to be the Holder’s determination of the extent to which such Holder’s Preferred Stock may be converted. For purposes of this this Section 6(e)(ii), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall promptly confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

Section 7. Certain Adjustments.

(a)              Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)	Adjustments to Preferred Stock Conversion Price for Diluting Issues.

i.                 Special Definitions. For purposes of this Section 7, the following definitions shall apply:

(A)       “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 7(b)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(1) as to any class or series of Preferred Stock, shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such class or series of Preferred Stock (including dividends payable in connection with dividends on other classes or series of stock);

(2) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 7(a), 7(c), 7(d) and 7(e );

(3) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors;

(4) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved (i) prior to the Original Issue Date or (ii) by the Board of Directors

(5) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(6) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors;

(7) shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors; or

(8) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; or

(9) shares of Common Stock, Options or Convertible Securities issued for capital-raising purposes in connection with the transactions contemplated by the Merger Agreement, as approved by the Board of Directors, including without limitation issuances of any new class or series of preferred stock of the Corporation in a PIPE transaction .

(B)       “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C)        “Option” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

ii.       No Adjustment of Preferred Stock Conversion Price. No adjustment in the Conversion Price of the Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

iii.              Deemed Issue of Additional Shares of Common Stock.

(A)       If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)       If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of the Preferred Stock pursuant to the terms of Section 7(b)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price for such Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 7(b)(iii) shall have the effect of increasing the Conversion Price applicable to the Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)       If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of the Preferred Stock pursuant to the terms of Section 7(b)(iv) (either because the consideration per share (determined pursuant to Section 7(b)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto determined in the manner provided in Section7(b)(iii)(A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of the Preferred Stock pursuant to the terms of Section 7(b)(iv), the Conversion Price of such Preferred Stock shall be readjusted to such Conversion Price for such Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is potentially subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of the Preferred Stock provided for in this Section 7(b)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 7(b)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of the Preferred Stock that would result under the terms of this Section 7(b)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price for such Preferred Stock that such issuance or amendment took place at the time such calculation can first be made. In the event an Option or Convertible Security contains alternative conversion terms, such as a cap on the valuation of the Corporation at which such conversion will be effected, or circumstances where the Option or Convertible Security may be repaid in lieu of conversion, then the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security shall be deemed not calculable until such time as the applicable conversion terms are determined.

iv.              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7(b)(iii)), without consideration or for a consideration per share less than the Conversion Price of the Preferred Stock in effect immediately prior to such issuance or deemed issuance, then the Conversion Price for such Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) / (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price of the Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock.

“CP1” shall mean the Conversion Price of the Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

v.                Determination of Consideration. For purposes of this Section 7(b), the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)       Cash and Property. Such consideration shall:

(1)       insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2)       insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(B)       Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7(b)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)       The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)       the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

vi.              Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of the Preferred Stock pursuant to the terms of Section 7(b)(iv), and such issuance dates occur within a period of no more than 180 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price for the Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(c)              Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)             Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e)              Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Ratio among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein. Notwithstanding anything to the contrary, the transactions contemplated by the Merger Agreement shall not constitute a Fundamental Transaction.

(f)              Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g)	Notice to the Holders.

i.                 Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.               Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. [Reserved.]

Section 9. Miscellaneous.

(a)              Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Stock above the Conversion Rate then in effect and (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Stock.

(b)             Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at P.O. Box 78984, Charlotte, NC 28271; Attention: Chief Executive Officer; or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(c)              Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(d)             Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(e)              Governing Law; Exclusive Jurisdiction. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by this Certificate of Designation, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the state of Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder. The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designation or any transaction contemplated hereby.

(f)              Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least of at least a majority of the Preferred Shares then outstanding. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or, except as provided in the immediately preceding sentence, a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(g)             Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h)             Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)               Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j)               Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Convertible Preferred Stock.

(k)             Form of Security. The Preferred Stock shall be issued as book-entry securities directly registered in the Holder’s name on the Corporation’s books and records or, if requested by any Holder of the Preferred Stock, such Holder’s shares may be issued in certificated form.

(l)               Payment of Collection, Enforcement and Other Costs. If (a) any Preferred Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designations with respect to the Preferred Shares or to enforce the provisions of this Certificate of Designations; or (b) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors’ rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.

(m)            Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”), voting together as a single class, the Corporation shall not: (a) alter, amend or repeal this Certificate of Designation; or (b) increase or decrease (other than by conversion) the authorized number of Preferred Shares.

(n)             Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Certificate of Incorporation.

(o)             Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Corporation, subject to compliance with applicable securities laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of Fresh Vine Wine, Inc. to be signed by its Chief Executive Officer on this 7th day of March, 2025.

/s/Michael D. Pruitt

Name: Michael D. Pruitt

Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of FRESH VINE WINE, INC., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________________

Number of shares of Preferred Stock to be Converted: ________________________________

Stated Value of shares of Preferred Stock to be Converted: _____________________________

Number of shares of Common Stock to be Issued: ____________________________________

Applicable Conversion Price: ___________________________________________________

Number of shares of Preferred Stock owned subsequent to Conversion: ___________________

Address for Delivery: _________________________________________________________

OR

DWAC Instructions (if eligible for DWAC):

Broker no: ____________________________

Account no: ___________________________

[HOLDER]

By: _________________________________

Name: _______________________________

Title: ________________________________